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                                                                       EXHIBIT 5


                               SHERRARD & ROE, PLC
                                ATTORNEYS AT LAW
                                   SUITE 2000
                               424 CHURCH STREET
                           NASHVILLE, TENNESSEE 37219
                                 (615) 742-4200
                         FACSIMILE (615) 742-4539/4555





                                February 23, 2000


Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 1997 Stock Option and Incentive Plan, as amended (the "Plan"), filed by you with the Securities and Exchange Commission covering 1,250,000 additional shares of the Company's common stock (the "Common Stock") issuable pursuant to the Plan. In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,



                                                Sherrard & Roe PLC